Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CA, Inc.:
We consent to the incorporation by reference in Registration Statement (No. 333-151619) on Form S-3 and Registration Statement (Nos. 333-146173, 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-83147, 333-80883, 333-79727, 333-62055, 333-19071, 333-04801, 333-127602, 333-127601, 333-126273, 33-64377, 33-53915, 33-53572, 33-34607, 33-18322, 33-20797, 2-92355, 2-87495 and 2-79751) on Form S-8 of CA, Inc. and subsidiaries of our report dated May 15, 2009, with respect to the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended March 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2009, which report appears in the March 31, 2009, annual report on Form 10-K of CA, Inc.
Effective April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements.
/s/ KPMG LLP
New York, New York
May 15, 2009